Exhibit 10.36

MITEL Telecom Limited Mitel Business Park, Portskewett, Monmouthshire. NP64YR
Tel: 0870 909 2020
Telex 94011198
Fax: 0870 909 4040
Internet http://www.mitel.com
Our Ref: PL/jle
31 August 1999
PRIVATE AND CONFIDENTIAL
Mr. G. Bevington
Dear Graham,
Further to your recent interview, we are pleased to offer you the following appointment made on the terms set out in this letter,
ROLE: Managing Director, VP Mitel Communications Systems EMEAP
DATE OF COMMENCEMENT: Your date of commencement will be the 4th January 2000. Your period of continuous employment commences on this date. No period of employment with any previous employer counts towards your continuity of employment. This offer of employment will be valid for 1 calendar month from the date of this letter and will be withdrawn after this date if no acceptance is received.
DUTIES: You are expected to undertake duties and responsibilities as outlined at your Interview.
SALARY: Your salary will be £100,000 per annum and will be reviewed in line with the FY01 pay plan. Your salary will be paid fortnightly, in arrears, into a bank account of your choice.
LOCATION: You will be based at the Caldicot office.
The following Terms and Conditions relate to your specific job role:
HOURS OF WORK: Your normal hours of work will be 9.00 a.m. to 5.00 p.m. Monday to Friday, with a 30 minute lunch break each day. It should be understood that a position of this nature might occasionally require you to work additional hours as and when necessary.
HEALTH AND SAFETY: You will be required to take reasonable care with regard to Health and Safety and to comply with the requirements of the Health and Safety at Work Act 1974 and associated legislation. You must comply with Mitel’s Health and Safety Policies and Procedures.
HOLIDAY ENTITLEMENT: You are entitled to 25 days annual paid holidays, plus 8 statutory days. The holiday year runs in line with the fiscal year April to March. Your holiday entitlement for the remainder of this fiscal year is 6 days. All holidays should be taken by agreement with your Team Leader and in line with the Company Holiday Policy.
COMPANY CAR: You are entitled to the use of a Level 10 Company Car under the terms of the Company’s Car Policy, a copy of which is enclosed.
AMERICAN EXPRESS: You will be provided with an AMEX Corporate Card on joining, to enable you to cover your business expenses. Your Team Leader will give full details to you on your day of commencement.
PRIVATE PETROL: You will be reimbursed for all fuel used in your Company Car for both business and private mileage.

PRESIDENT’S CLUB: You will be eligible to participate in President’s Club.
RELOCATION: Mitel Telecom Limited will assist you with relocation by reimbursement of the cost of the following expenses through Bradford & Bingley, providing you have commenced relocation within 12 months of commencement.
•	Legal Fees (including Stamp Duty) associated with the sale of your property.

•	Legal Fees (including Stamp Duty and Land Registry fee) associated with the purchase of your property if you purchase a property within six months of commencing employment with Mitel.

•	Building Society or Bank Survey Fee (not structural survey) on one property, as required for mortgage purposes.

•	Estate Agent’s fees associated with the sale of your property.

•	Removal expenses for your household goods and, where necessary, storage expenses for a period of up to three months.

•	Temporary accommodation for a period of up to six calendar months on a bed, breakfast and evening meal arrangement for the first month, and thereafter on a bed and breakfast only arrangement. If you do not wish to remain in a hotel/guest house for this period of time, you may, with prior approval of Human Resources, arrange to rent accommodation in the area and claim reimbursement for the rent from the Company, in the normal manner. No other expenses, such as running expenses and telephone charges will be paid, with the exception of any additional council tax incurred as a result of renting accommodation.

•	Provision will be made for you and your spouse (where applicable) to make two two-day visits to the appropriate location for the purpose of house hunting. Reimbursement will be in the form of a second class rail ticket or current rate per mile if travelling by car. The Company will also reimburse the cost of hotel accommodation, on a bed, breakfast and evening meal arrangement, for two nights per visit. Accommodation should be booked through the appropriate Mitel process.

•	Reconnection fees associated with the reconnection of telephones and gas or electric cookers.

•	A disturbance allowance of up to £2,000 will be payable against receipts for items such as the purchase of carpets and curtains.
Reimbursement will only be made against proper receipts.
If voluntary termination occurs within two years of employment, you will be required to repay the relocation costs on a pro rata basis.
PENSION SCHEME: The Company operates a Pension Scheme which you are invited to join upon commencing employment with the Company. A contracting-out certificate in respect of the Social Security Pensions Act 1975 is in force.
LIFE ASSURANCE: The Company operates a non-contributory Life Assurance scheme which you are invited to join upon commencing employment with the Company. This is only offered to those employees that join the Mitel Pension Scheme.

PRIVATE MEDICAL SCHEME: Your appointment entitles you to Private Medical Insurance for yourself and your dependant family. This entitlement is considered to be a Benefit in Kind by the Inland Revenue and as such is taxable, If you do not wish to take advantage of this benefit, please complete the enclosed Opt Out form.
SICK PAY SCHEME: The Company operates a sick pay scheme. It is the Company Policy to ensure employees are at work and therefore minimise the level of sickness absence. The company has a policy relating to both short-term absence and long term absence.
GRIEVANCE PROCEDURE: If you have a grievance, please discuss this with your Team Leader. If the matter remains unresolved the grievance may be dealt with under the formal procedure.
PERSONAL ACCIDENT SCHEME: The Company operates a personal accident scheme, which provides benefits for accidental death or injury.
DISCIPLINARY PROCEDURE: The Company also has a Disciplinary Policy and Procedure.
The policies detailed above, are HR Policies and copies may be obtained via the Mitel Intranet or from the Human Resources Team.
CONFIDENTIALITY: You shall neither during your employment (except in the proper performance of your duties) nor at any time (without limit) subsequent to your employment, directly or indirectly, use for your own purposes, or those of any other person, company, business entity or other organisation whatsoever, or disclose to any person, company business entity or other organisation whatsoever, any trade secrets or confidential information relating or belonging to the Company, or its Associated Companies, or any information which has been give to the Company or any Associated company in confidence by customers, suppliers or other persons.
INVENTIONS: You must promptly communicate to the Company every improvement, invention, discovery, design, trade mark or specification which you may devise during your employment by the Company, whether capable of legal protection or not and which may be used in connection with or relate to the business of the Company its products or processes or methods (hereinafter “Inventions”). Inventions will be kept confidential by Employee and Company until ownership of the Invention is established or details enter the public domain. Every Invention, except where deemed by statute to belong to you, shall become the sole and absolute property of the Company and you will, as required by the Company (both during and after your period of employment) and at the Company’s expense, do everything and execute all documents which may be required to enable the Company to obtain full benefit from every such Invention and, In particular, to obtain Patent or Trademark Registration in the United Kingdom and/or abroad and to assign the same as the Company may require.
MONITORING OF COMMUNICATIONS: You should be aware that email, telephones, mobile phones and other office equipment and facilities, are provided for work use only and that the use of them may be monitored.
NOTICE: The minimum period of notice for termination of employment by yourself is six calendar months. For termination by the Company, the minimum period is six calendar months, or such longer periods as may be required under the terms of the Employment Protection (Consolidation) Act 1978. Notice by either party must be submitted in writing.
COMPANY RULES: You are required to conform to the Company’s rules and procedures as communicated to you from time to time.
The Company reserves the right to change, with reasonable notice, any of the above terms and conditions of employment.

Employment is subject to the receipt of acceptable references and, if appropriate, a satisfactory medical. Please compete and return the enclosed Information Release Form.
Should you have any queries on any of the above, please do not hesitate to contact me.
Lastly, we enclose a duplicate of this letter, which we ask you to sign and return to accept the position offered, on the terms and conditions stated.

Yours sincerely ON BEHALF OF MITEL TELECOM LIMITED

/s/ Paul Lloyd Paul Lloyd
Human Resources
ACCEPTANCE OF OFFER
I accept this offer of employment on the Terms and under the Conditions as outlined above.
I confirm that the information contained within my application for employment and Curriculum Vitae (if submitted), is true and correct and may be taken as part of any subsequent contract of employment. I declare that I have disclosed all relevant information relating to any previous criminal convictions (subject to the terms of the Rehabilitation of Offenders Act) and the reasons for dismissal or request to resign from any previous employment. I acknowledge and agree that incorrect or false information could lead to dismissal or the withdrawal of any offer of employment.

SIGNED: /s/ Graham Bevington	DATE: 19/9/99

PROPOSED START DATE: 4th Jan 2000